Exhibit 99.1

	FOR:	Consolidated Graphics, Inc.

	CONTACT:	G. Christopher Colville Executive Vice President/ Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977

For Immediate Release		Christine Mohrmann/ Kellie Nugent Financial Dynamics (212) 850-5600

CONSOLIDATED GRAPHICS EXPANDS SOUTH CAROLINA MARKET SHARE
- Acquires Electric City Printing -

HOUSTON, TEXAS – August 3, 2004 - Consolidated Graphics, Inc. (NYSE: CGX) today announced it has acquired Electric City Printing, a premier, full-service sheetfed and digital printing company serving the South Carolina market.

“Electric City Printing has a history of providing superior printing services to customers in South Carolina dating back to 1935,” commented Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics.  “We are very pleased to be expanding our capabilities and growing our market share in South Carolina by acquiring a company as well known as Electric City Printing for its history and reputation for quality craftsmanship and outstanding customer service.”

“This acquisition is an excellent example of a key element of our growth strategy – expanding our market leadership position through strategic acquisitions of high-quality commercial printing companies with an impressive and loyal customer base and a dedicated team of talented employees,” continued Mr. Davis.  “With the additional benefit of our resources, we expect Electric City Printing will continue its long history of success.”

Consolidated Graphics, Inc. is one of the nation’s leading commercial sheetfed, web and digital printing companies. Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.  The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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